EX-99.h.1.ii

AMENDMENT NO. 2 TO

SCHEDULE A

DELAWARE GROUP EQUITY FUNDS V

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF DECEMBER 31, 2024

Macquarie Small Cap Core Fund (formerly, Delaware Small Cap Core Fund)
Macquarie Small Cap Value Fund (formerly, Delaware Small Cap Value Fund)
Macquarie Wealth Builder Fund (formerly, Delaware Wealth Builder Fund and Delaware Dividend Income Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE GROUP EQUITY FUNDS V for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and Global Head of Fund Services	Title:	President and Chief Executive Officer